Exhibit 10.26

AVERY DENNISON CORPORATION

AMENDED AND RESTATED ANNUAL INCENTIVE PLAN

WHEREAS, Avery Dennison Corporation (the “Company”) wishes to amend and restate the Amended and Restated Annual Incentive Plan, effective as of January 1, 2014, by adopting this Amended and Restated Annual Incentive Plan (“AIP” or the “Plan”), effective as of January 1, 2015 (the “Effective Date”); and

WHEREAS, this Plan was approved by the Compensation and Executive Personnel Committee of the Company’s Board of Directors (the “Committee”) pursuant to Section 6(c) of the Plan.

NOW, THEREFORE, this Plan is hereby amended and restated, effective as of the Effective Date, as follows:

1.	PURPOSE

The purposes of the Plan are as follows:

a.	To attract and retain the best possible employee talent;

b.	To permit employees of the Company to share in its success;

c.	To promote the success of the Company; and

d.	To link employee rewards to individual and Company performance.

2.	DEFINITIONS

a.

Administrator. “Administrator” means (i) with respect to the “executive officers”[1] of the Company, the Committee and (ii) with respect to all other Participants, the Chief Executive Officer of the Company.

b.

Annual Rate of Pay. “Annual Rate of Pay” means the annual rate of pay as recorded in HR PeopleSoft or such other payroll system determined appropriate by the Administrator (or such other definition as may be appropriate from time to time as a result of or in connection with country-specific requirements).

c.	Base Compensation. “Base Compensation” means Base Salary or Annual Rate of Pay, as appropriate.

d.

Base Salary. “Base Salary” means, with respect to a salaried employee designated as a Participant in any Plan Year, the annual base salary applicable to the Participant as of the end of such Plan Year. For the avoidance of doubt, “Base Salary” shall include amounts earned in the applicable Plan Year the payment of which is deferred to a future year but shall not include amounts earned in prior years the payment of which is deferred to the applicable Plan Year, and “Base Salary” shall also not include any variable bonus, commission, incentive or retention payments, stock options or other long-term incentive compensation vehicles, or other forms of

1 As defined by applicable regulations of the Securities and Exchange Commission.

employee benefits such as vacation, insurance, health or medical benefits, disability benefits, workers’ compensation, supplemental unemployment benefits, and post-employment or retirement benefits (including but not limited to compensation, pension, health, medical or life insurance).  If a participant goes from full-time to part-time (or part-time to full-time) status during a Plan Year, the Base Salary used for his or her AIP calculation will be separated into full- and part-time components based on the number of month associated with each status.

e.	Business Unit. “Business Unit” means a group, division or Subsidiary of the Company.

f.	Code. “Code” means the Internal Revenue Code of 1986, as amended.

g.

Delegate. “Delegate” means any one of the following officers of the Company to which the Company’s Chief Executive Officer may delegate his authority as provided in this Plan: (i) the President and Chief Operating Officer; (ii) the Senior Vice President and Chief Financial Officer; (iii) the Senior Vice President and Chief Human Resources Officer; or (iv) the Vice President, Total Rewards.

h.	Disability. “Disability” means permanent and total disability as defined in Section 22(c)3 of the Code.

i.

Financial Performance Objective. “Financial Performance Objective” means one of the defined pre-established financial performance objectives as determined, within the first 90 days of the beginning of each Plan Year, by the Administrator. For each Financial Performance Objective, the Administrator will set threshold, target and maximum levels for measuring achievement.

j.	Participant. “Participant” means any employee of the Company or any of its Subsidiaries who has been designated as a participant in the Plan in accordance with Article 3.

k.	Plan Year. “Plan Year” means the fiscal year of the Company.

l.

Person. “Person” means an individual, corporation, partnership, limited liability company, trust, unincorporated association, government or any agency or political subdivision thereof, or any other legal entity.

m.

Retirement. “Retirement” means, unless otherwise determined by the Administrator, a Participant’s termination of active employment with the Company or a Subsidiary thereof, on or after age 55 with 10 or more years of service, provided that, in no event shall a Participant’s termination of employment with the Company or a Subsidiary be deemed a Retirement if such termination of employment results from (or is in connection with) the disaffiliation from the Company or a Subsidiary of all or part of the assets or stock of the Company, a Subsidiary or the Business Unit in which such Participant is employed (including, without limitation, as a result of a public offering, spin-off or sale).

n.

Section 409A. “Section 409A” means Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or guidance which may be issued after the Effective Date.

o.

Subsidiary. “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 33% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, as well as partnerships and limited liability companies in which the Company holds a 33% or more interest.

p.

Target Award. “Target Award” means with respect to a Participant for any Plan Year the AIP opportunity for the Participant in such Plan Year, stated by the Company in writing. The Target Award is expressed as a percentage of the Participant’s Base Compensation in effect at the end of the Plan Year.

q.

Variable Incentive Plan. “Variable Incentive Plan” means any incentive compensation plan, policy or arrangement in which the amount of the payments or benefits thereunder is tied to the attainment of Company, Business Unit and/or individual performance goals, or any other plan, policy or arrangement which is designated as a Variable Incentive Plan by the Administrator in its discretion.

3.	PARTICIPATION

Participation in the Plan is limited to employees of the Company and its Subsidiaries who have been designated as Participants by the Administrator or, with respect only to non-executive officers of the Company, a Delegate.

4.	ANNUAL AIP OPPORTUNITY

a.	AIP Award

Subject to achievement (by the Company or any Business Unit thereof) of any minimum benchmark established by the Administrator for the payment of any awards under the Plan for a given Plan Year, Participants will have the opportunity to earn an annual variable AIP award determined in accordance with this Article 4.

b.	AIP Award Payout

i.                                        Subject to Section 4(b)(iv) below, a Participant’s annual AIP award payout will be equal to the product of (A) the Participant’s Target Award, (B) the Participant’s Base Compensation, (C) the Company’s (and, where appropriate, a Business Unit’s) Financial Modifier (as determined below), and (D) the Participant’s Individual Modifier (as determined below).

ii.                                    The Financial Modifier will be a percentage determined based on the Company’s results and/or, as applicable, the results of the respective Business Unit(s) for each Participant, and calculated in relation to the Financial Performance Objectives (with the percentages derived from each Financial Performance Objective weighted in such manner as determined by the person or entity which determined the Financial Performance Objective).

The percentage derived from each Financial Performance Objective (prior to weighing) shall be:

	1.	Zero if the Company or Business Unit(s) achieved less than the threshold performance level for such Financial Performance Objective.

	2.	50% if the Company or Business Unit(s) achieved the threshold performance level for such Financial Performance Objective.

3.	100% if the Company or Business Unit(s) achieved the target performance level for such Financial Performance Objective.

4.	200% if the Company or Business Unit(s) achieved at least the maximum performance level for such Financial Performance Objective.

Upon the achievement of between the threshold and the target levels or between the target and the maximum levels for a Financial Performance Objective of the Company or Business Unit(s), the Financial Modifier for such Financial Performance Objective will be determined by means of linear interpolation.  The maximum Financial Modifier shall be 200%, for each Financial Performance Objective and in total.

iii. A Participant’s Individual Modifier shall be a percentage ranging from 0% to 150% as determined by such Participant’s manager based on the Participant’s individual performance.

iv.                                The Administrator may, in its discretion, increase or decrease award amounts that would otherwise be payable under the Plan; provided that the maximum award amount payable under the Plan to any Participant shall be 200% of such Participant’s Target Award (his or her Financial Modifier and Individual Modifier combined).

c.                                AIP Award Determination in Cases of Prior or Subsequent Participation in Another Variable Incentive or Similar Plan or Change in Target Award.

Participants who are eligible to receive an award under another Variable Incentive Plan (e.g., sales incentive plan) during part of the Plan Year and are designated as Participants under the Plan during a portion of the Plan Year may receive an Award under the Plan on a prorated basis as set forth in Section 4(h).  Participants who have a change in their Target Award are eligible to receive an award under the Plan that is prorated based on the timing of the change to the Participant’s Target Award.

d.                               AIP Award Determination in Cases of Leave of Absence

If a Participant is on an approved leave of absence (including, without limitation, leaves caused by short-term disability) for more than one month during the Plan Year, then the Participant will continue to participate for that Plan Year; provided that the Administrator may, in its discretion, decrease the award that would otherwise be payable under the Plan.

e.                                AIP Award Determination in Cases of Disability or Death

A Participant whose employment is terminated prior to the end of the Plan Year as a result of Disability or death will be eligible to receive a prorated award upon such Termination on the basis of 100% Financial Modifier and a 100% Individual Modifier.

f.                                 AIP Award Determination in Cases of Retirement

A Participant whose employment is terminated prior to the end of the Plan Year as a result of Retirement will be eligible to receive a prorated award after the end of the Plan Year based on (i) the Financial Modifier based on the Company’s or applicable Business Unit(s)’ results for such Plan Year, (ii) an Individual Modifier of 100% and (iii)   a fraction, the numerator of which is the number of days in which the Participant was eligible to participate in the Plan during the Plan Year prior to the date of Retirement and the denominator of which is 365.

g.                                AIP Award Determination in Cases of Termination

Participants whose employment with the Company or a Subsidiary is terminated prior to end of the Plan Year for any reason other than Retirement, Disability or death shall not be eligible to receive awards under this Plan, as may be amended or supplemented for local legal differences for employees of foreign (non-U.S.) Subsidiaries.

h.                               AIP Award Determination in Cases of New Participants or Participants in Another Variable Incentive Plan

Participants who become eligible to participate in the Plan prior to the end of the first fiscal quarter of the Plan Year and participate in the Plan for the remainder of such Plan Year will be eligible for a full year AIP opportunity for such Plan Year and Participants who become eligible to participate in the Plan during the fourth fiscal quarter of the Plan Year will not be eligible for an award under the Plan, unless approved by the Administrator or, with respect only to non-executive officers of the Company, a Delegate.  Participants who become eligible to participate in the Plan during the second or third fiscal quarters of the Plan Year will be eligible for a prorated award of between 25% and 75% of the full year AIP opportunity, based on the number of months of the Plan Year in which they worked and were eligible to participate in the Plan.  Participants must (i) become eligible to participate in the Plan on or prior to the 15th day of a month, and (ii) participate in the Plan through the end of such month, in order to receive credit for such month toward a prorated award.

Participants who are eligible to participate in the Plan at the beginning of the Plan Year, but who subsequently become ineligible to participate in the Plan prior to the end of the Plan Year may receive an award under the Plan on a prorated basis, in the discretion of the Administrator or, with respect only to non-executive officers of the Company, a Delegate.

i.                                   Other Incentive Programs

No Participant may participate in any other Variable Incentive Plan, except as provided for herein.

5.                               TIMING OF PAYMENT OF AWARDS

AIP Awards for each Participant will be paid in the form (cash or Company shares) as determined by the Committee, subject to such vesting as is determined by the Committee, and subject to the terms and conditions of the Employee Stock Option and Incentive Plan, effective as of April 26, 2012, as amended, or any successor plan, as soon as conveniently possible after the calculation of the Company’s (or the Business Unit’s) achievement of the Performance Objectives and the award thereof by the Administrator, but in any event not later than three months from the last day of the Plan Year to which such award relates; provided that Participants, if applicable under the law governing their employment contract with the Company or Subsidiary as the case may be, may have elected to defer the receipt of all or part of such award, to the extent permitted under Section 409A, in accordance with established deferred compensation plans offered by the Company.

6.                               PLAN ADMINISTRATION

a.                                General Administration

This Plan will be administered by the Committee, which may delegate its administrative responsibilities in connection with the Plan to appropriate employees of the Company.  The Committee or its delegate will have full power and authority to interpret the Plan, to establish, amend and rescind any rules, forms or procedures as it deems necessary for the proper administration of the Plan, to determine the manner and time of payment of the annual incentive compensation payable under the Plan, and to take any other action as it deems necessary or advisable in connection with the Plan.  Any decision made, action taken or interpretation made by the Committee or its delegate that is not inconsistent with the provisions of this Plan will be final, conclusive, and binding on all persons interested in the Plan.

b.                               Adjustments for Extraordinary Events

If an event occurs during a Plan Year that materially influences the Financial Performance Objectives of the Company or Business Unit and is deemed by the Committee to be extraordinary and out of the control of management, the Committee may, in its discretion, increase or decrease the Financial Performance Objectives used to determine the annual AIP payout.  Events warranting such action may include, but are not limited to, changes in accounting, tax or regulatory rulings, acquisitions, divestitures, mergers, consolidations, spin-offs, reorganizations, significant changes in economic conditions resulting in windfalls or hardships and other such events as the Committee, in its sole discretion, may determine.

c.                                Amendment, Suspension, or Termination

The Committee may amend, suspend or terminate the Plan, in whole or in part, at any time, if, in the sole judgment of the Committee, such action is in the best interests of the Company.  Notwithstanding the above, any such amendment, suspension or termination must be prospective in that it may not deprive then-current Participants of that which they otherwise would have received under the Plan for the current Plan Year had the Plan not been amended, suspended or terminated.

7.                               MISCELLANEOUS PROVISIONS

a.                                Titles

Section and Article titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

b.                               Employment Not Guaranteed

Nothing contained in the Plan nor any action taken in the administration of the Plan will be construed as a contract of employment or as giving a Participant any right to be retained in the service of the Company or any of its Subsidiaries.

c.                                Validity

In the event that any provision of the Plan is held to be invalid, void or unenforceable, the same will not affect, in any respect whatsoever, the validity of any other provision of the Plan.

d.                               Withholding Tax

All payments made pursuant to this Plan will be subject to withholding for all applicable taxes and contributions required by law to be withheld therefrom.

e.                                Clawback Provision

In the case of fraud or other intentional misconduct on the part of a Participant that necessitates a restatement of the Company’s or Business Unit’s financial results, such Participant will reimburse the Company for any awards or other incentive compensation paid or issued to such Participant in excess of the amount that would have been paid or issued based on the restated financial results.

f.                                 Applicable Law

The Plan will be governed in accordance with the laws of the State of California, without giving effect to any principles of conflicts of law, whether of the State of California or any other jurisdiction, and where applicable, the laws of the United States, that would result in the application of the laws of any other jurisdiction.

g.                                Section 409A

The annual variable awards granted under the Plan are intended to be exempt from or comply in all respects with Section 409A and, to the extent applicable, the Plan will be interpreted in accordance with Section 409A.  Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any payment under the Plan may be subject to penalty for noncompliance with Section 409A, the Committee shall have the right (without any obligation to do so or to indemnify any Participant for failure to do so) to adopt such amendments to the Plan or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions that the Committee determines are necessary or appropriate to (i) exempt the payment from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the payment, or (ii) satisfy the requirements of Section 409A and thereby avoid the application of penalty taxes under Section 409A.  No provision of this Plan shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from a Participant or any other person to the Company or any of its Subsidiaries, employees or agents.

In the case of a Participant who is a “specified employee” and where delayed commencement of any payments under this Plan is required to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, any payment under this Plan that constitutes “non-qualified deferred compensation” subject to Section 409A may not be made before the date which is six months after the Participant’s separation from service (or, if earlier, the date of the Participant’s death).  For purposes of this Section 7(g), a Participant shall be a “specified employee” if such Participant is a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) of a corporation, any stock of which is publicly traded on an established securities market or otherwise, as determined under Section 409A(a)(2)(B)(i) of the Code and the Department of Treasury regulations thereunder.